Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.
Thomas E. Newberry
Vice President, Corporate Communications
(508) 370-5374

Feinstein Kean Healthcare for GTC
Francesca DeVellis
(617) 577-8110

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND YEAR END 2005 FINANCIAL RESULTS

FRAMINGHAM, MA - March 6, 2006 -- GTC Biotherapeutics, Inc. ("GTC", Nasdaq: GTCB) reported today its financial results for the fourth quarter and year ended January 1, 2006. The net loss for the fourth quarter of 2005 was $8.3 million, or $0.15 per share, compared with $7.5 million, or $0.19 per share in the fourth quarter of 2004. The net loss for the 2005 financial year was $30.1 million, or $0.62 per share, compared to $29.5 million, or $0.79 per share, for 2004.

“Despite the setback we recently received in the approval process for ATryn® in Europe, we believe we established a strong regulatory basis for our transgenic manufacturing platform, which encourages us to move forward with confidence with ATryn® both in Europe and the United States,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “We will focus our efforts in three key areas. We intend to vigorously pursue the appeal process for re-examination of ATryn® in Europe. We will also move forward with our partner LEO Pharma A/S in the clinical development of ATryn® in an acquired deficiency indication in Europe and, in the US, we plan to complete the enrollment of patients into our multinational study for hereditary deficiency by the end of this year. We remain committed to this program and our strong belief that ATryn® represents a major market opportunity for GTC”

The Committee for Medicinal Products for Human Use, or CHMP, of the European Medicines Agency, or EMEA, recently issued a negative opinion on the Market Authorization Application, or MAA, for ATryn® in the prophylactic treatment of deep vein thrombosis in patients with a hereditary antithrombin deficiency that are undergoing high risk procedures. GTC has exercised its right to have its application re-examined, and expects the re-examination to conclude in mid-2006. However, in a public statement by a spokesperson for the EMEA who was quoted in a February 24 article published in Nature.com, the negative opinion was not related to the source of the product being from a transgenic animal.

In November 2005, GTC and LEO Pharma entered into a collaboration to develop and market ATryn® in Europe, Canada, and the Middle East. LEO is responsible for clinical development of ATryn® in an acquired antithrombin deficiency indication in Europe. GTC is responsible for ATryn® production and will receive a transfer payment from LEO for all product used in the acquired deficiency clinical study and a royalty on future commercial sales. The acquired deficiency indication to be studied is expected to be selected by mid-2006.

GTC plans to complete enrollment in the pivotal study for the hereditary deficiency indication in the US by the end of 2006 and to file the Biologics License Application, or BLA, in the first half of 2007.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC has developed goats that have the human antithrombin gene linked to a milk-protein promoting gene so that they express this protein in their milk. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in economically viable quantities in conventional production systems. GTC believes that the worldwide market potential of ATryn® is $500 million to $700 million, primarily in acquired antithrombin deficiency indications.

Revenues were $0.6 million for the fourth quarter of 2005, an 80% decrease from the $3.2 million in the fourth quarter of 2004. Revenues for 2005 were $4.2 million, a 37% decrease from the $6.6 million in 2004. Revenues decreased primarily due to a reduction in activity in external programs.

Costs of revenue and operating expenses totaled $9 million for the fourth quarter of 2005, approximately 15% lower than the $10.6 million in the fourth quarter of 2004. Costs of revenue and operating expenses were $33.9 million for 2005, about 5% lower than the $35.8 million in 2004. This difference was driven primarily by the lower level of activity in the external portfolio of programs. Total research and development expenses for 2005 were $21.1 million, an increase of 6% over the $20 million in 2004. The increase was driven primarily by the activities supporting the clinical and regulatory progress of ATryn® in Europe and the US, and development work on the alpha-1 antitrypsin and CD137 programs.

The weighted average number of shares outstanding increased from 38.8 million shares for the fourth quarter of 2004 to 53.6 million shares in the fourth quarter of 2005. The weighted average number of shares outstanding increased from 37.4 million shares in 2004 to 48.6 million shares in 2005. The increases in the weighted average shares outstanding primarily reflect the issuance of approximately 6.4 million shares of common stock in a registered direct placement in March 2004, and the issuance of approximately 21.4 million shares of common stock in three offerings during 2005. The net proceeds to GTC from those offerings totaled approximately $46 million. The total outstanding common shares at the end of 2005 were approximately 60.6 million.

Cash and marketable securities at the end of 2005 totaled $36.2 million. GTC repaid a $2.4 million promissory note to Genzyme Corporation in January after receiving proceeds of $2.4 million from an expanded loan with GE Capital in December 2005. Excluding the funds used to repay that promissory note, the cash and marketable securities available at the start of 2006 totaled $33.8 million. Excluding the net proceeds of $32.5 million from the common stock placements and the $2.4 million of proceeds from the expanded loan, GTC used approximately $21 million of cash and marketable securities in 2005. In 2006, GTC expects its net use of cash, exclusive of any equity financing proceeds, to be approximately $21 million to $25 million, including additional manufacturing of ATryn® to support clinical requirements for the US in 2006.

Other Highlights

GTC received a Notice of Allowance on a US patent application with allowed claims that include all classes of proteins in all mammals. When issued, this patent will provide GTC with a strong intellectual property position regarding the development and use of this technology for US markets. The patent that is expected to issue from this application will be in effect until 2021.

GTC and Merrimack Pharmaceuticals expanded their supply agreement for GTC’s production of Merrimack’s MM-093, a recombinant form of human alpha-fetoprotein. Merrimack is conducting clinical studies of MM-093 in rheumatoid arthritis and psoriasis.

Webcast Presentation Information

GTC Biotherapeutics expects to present at the Cowen & Co. 26th Annual Healthcare Conference in Boston on Thursday, March 9, 2006 beginning at 10:30 a.m. (Eastern). The webcast of this presentation may be heard through the Company’s web site, http://www.gtc-bio.com.

GTC conducted a webcast conference call on Thursday, February 23, 2006 that discussed the CHMP opinion on ATryn and previewed the financial results. The archive of this webcast is available at http://www.gtc-bio.com.

About GTC Biotherapeutics, Inc.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline. GTC's lead program is ATryn®, its recombinant form of human antithrombin. In addition to the ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors, and a malaria vaccine. GTC also enters into partnering arrangements, or external programs, in which its technology is used to develop transgenic production of its partners' proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of GTC’s external programs that is a transgenically produced product is in clinical trials. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected net utilization of cash and marketable securities in 2006, the appeal of the CHMP opinion on the ATryn® program, the anticipated clinical development of an acquired deficiency indication with LEO, and the timing for the clinical study and subsequent filing of a BLA in the US. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC's most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.
Selected Financial Information
(Unaudited, in thousands except per share amounts)

	Three months ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005

Revenue	$629	$3,197	$4,152	$6,626

Costs of revenue and operating expenses:
Cost of revenue	1,298	2,362	4,344	6,107
Research and development	5,762	6,079	21,145	20,002
Selling, general and administrative	1,941	2,195	8,428	9,710
	9,001	10,636	33,917	35,819

Loss from continuing operations	$(8,372)	$(7,439)	$(29,765)	$(29,193)

Other income (expense):	108	(69)	(347)	(300)

Net Loss	$(8,264)	$(7,508)	$(30,112)	$(29,493)

Net loss per common share (basic and diluted)	$(0.15)	$(0.19)	$(0.62)	$(0.79)

Weighted average number of shares
outstanding (basic and diluted)	53,606	38,797	48,638	37,361

	January 1,	January 2,
	2006	2005

Cash and marketable securities	$36,169	$22,281
Other current assets	2,642	2,670
Property and equipment, (net)	16,735	20,279
Other assets	11,173	12,071
Total assets	$66,719	$57,301

Current liabilities	$22,985	$14,312
Long-term debt	7,005	9,313
Other liabilities	20	23
Stockholders' equity	36,709	33,653
Total liabilities and stockholders' equity	$66,719	$57,301